Exhibit 10.5

FIRST AMENDMENT TO THE
INTEGRA LIFESCIENCES HOLDINGS CORPORATION
MANAGEMENT INCENTIVE COMPENSATION PLAN

This First Amendment (the “Amendment”) to the Integra LifeSciences Holdings Corporation Management Incentive Compensation Plan (the “Plan”), which was adopted by the Compensation Committee of the Board of Directors of Integra LifeSciences Holdings Corporation (the “Company”) on March 15, 2007 and shall be effective as of the Performance Period (as defined in the Plan) beginning January 1, 2007, amends the Plan as follows:

1.	Section 2(q) is hereby amended to read in its entirety as follows:

““Target Award Percentage” shall mean with respect to any Performance Period, the percentage of the Key Associate’s Base Salary that the Key Associate would earn as an Award for that Performance Period if the targeted level of performance was achieved for each of the Performance Goals for that Key Associate for the Performance Period. Unless otherwise specified prior to the Performance Period (or, if later, at the time of the Key Associate’s participation in the Plan), Target Award Percentages will be based on a Key Associate’s grade level as follows:

Grade Level	Management Group	Percent of Base Salary
12	SVP	30%
10	Vice Presidents	25%
9	Director	20%
8	Director	15%
7	Directors/Managers	10%
6	Directors/Managers	5%

Notwithstanding the foregoing, if any Key Associate held more than one grade level during the Performance Period, then the Committee may designate different Target Award Percentages with respect to each grade level and the Award will be pro-rated to reflect (to the nearest semi-monthly increment) the period during which such Key Associate had each Target Award Percentage.”